Exhibit 10.19

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (the “Agreement”) is made and entered into this 12th day of August, 2008, between TREDEGAR CORPORATION, a Virginia corporation (the “Company”), and D. Andrew Edwards (the “Executive”). Certain capitalized terms used in this Agreement are defined in Section 4.

WHEREAS, the Company acknowledges that the Executive has made, and is expected to make, significant contributions to the growth and success of the Company and its Affiliates; and

WHEREAS, the Company recognizes that the possibility of an unexpected termination of the Executive’s employment may contribute to uncertainty on the part of the Executive and may result in the distraction of the Executive from his operating responsibilities to the Company and its Affiliates; and

WHEREAS, the Company wishes to provide the Executive assurances regarding the benefits that will be payable to the Executive in the event his employment with the Company and its Affiliates is terminated without Cause or on account of his resignation with Good Reason, subject to the terms and conditions set forth in this Agreement; and

WHEREAS, the Company is willing to provide such assurances only in accordance with the terms and conditions of this Agreement and most especially in exchange for the Executive’s covenants and promises set forth in Section 3 of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this Agreement and the compensation and benefits the Company agrees herein to pay the Executive and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1.         Term of Agreement. The Effective Date of this Agreement is August 12, 2008. The Term of this Agreement begins on the Effective Date and ends on the day before the fifth anniversary of the Effective Date. Notwithstanding the preceding sentence, on the fifth anniversary of the Effective Date and on each anniversary of the Effective Date thereafter the Term of this Agreement shall be extended for an additional twelve month period unless a majority of the members of the Company’s Board of Directors (the “Board”) (exclusive of the Executive if he is a member of the Board), adopts a resolution, before the applicable anniversary of the Effective Date, stating that the Term of this Agreement shall not be extended. The Term of this Agreement includes the initial five year period described in the first sentence of this Section 1 and any one-year extensions described in the preceding sentence.

2.	Severance Benefits.

2.01.      Eligibility for Benefits. The Executive shall be entitled to receive the benefits described in this Section 2 (the “Severance Benefits”) if during the Term of this Agreement (i) the Company or an Affiliate terminates the Executive’s employment with the Company and its Affiliates without Cause or (ii) the Executive resigns from the employment of the Company and its Affiliates and the Executive has Good Reason to resign.

2.02.      Severance Pay. If the requirements of Section 2.01 are satisfied, the Company shall pay the Executive the greater of (i) $600,000 or (ii) two times the Executive’s annual base salary as in effect on the date of the Executive’s Separation from Service. The Company shall pay this amount in a single cash payment, less deductions for applicable income and employment taxes, within five business days after the date of the Executive’s Separation from Service; provided, however, that if the Executive is a Specified Employee on the date of the Executive’s Separation from Service, the payment shall be made on the date that is six months after the date of the Executive’s Separation from Service.

2.03.      Incentive Compensation. If the requirements of Section 2.01 are satisfied, the Company shall pay the Executive the amount that the Executive would have received under the Company’s Incentive Plan for Executive Officers (or a successor plan) for the year that includes the date of the Executive’s Separation from Service as if the Executive’s employment with the Company and its Affiliates continued until the date on which benefits are paid to other participants in the Incentive Plan for Executive Officers (or a successor plan) for such year. The Company shall pay this amount in a single cash payment, less deductions for applicable income and employment taxes, on the same date that the benefit is paid to other participants; provided, however, that such payment shall not be made before the date that is six months after the date of the Executive’s Separation from Service if the Executive is a Specified Employee on the date of the Executive’s Separation from Service.

2.04.    Long-Term Incentives. If the requirements of Section 2.01 are satisfied (i) outstanding options to purchase Company stock granted to the Executive under the Company’s 2004 Equity Incentive Plan (or a predecessor or successor plan) (the “Equity Plan”) shall become exercisable, in whole or in part for the shares that remain subject to the option, as of the date of the Executive’s Separation from Service and shall remain exercisable until the expiration date of the option notwithstanding his Separation from Service, (ii) outstanding stock awards, i.e., shares of restricted stock, granted to the Executive under the Equity Plan shall become vested and transferable as of the date of the Executive’s Separation from Service and (iii) outstanding stock unit awards granted to the Executive under the Equity Plan shall be earned and settled in accordance with their terms without regard to the Executive’s Separation from Service.

2.05.    Health Benefits. If the requirements of Section 2.01 are satisfied, the Company shall reimburse the Executive the amount that the Executive pays for continued medical, dental and vision coverage under the health plan of the Company or an Affiliate pursuant to Code section 4980B for the Executive and his “qualified beneficiaries” (as defined in Code section 4980B). The Company shall reimburse the Executive for the cost of such coverage until the earlier of (i) the date that the Executive or qualified beneficiary is no longer entitled to continued

coverage under Code section 4980B or (ii) the end of the eighteenth month of such coverage. The first reimbursement payment shall be made on the date that is six months after the date of the Executive’s Separation from Service. Thereafter, the Company’s reimbursement payments shall be paid to the Executive on the fifteenth day of the calendar month following the month in which the Executive paid the cost of such coverage.

2.06.    Outplacement. If the requirements of Section 2.01 are satisfied, the Company shall pay up to $25,000 for outplacement services provided to the Executive following his Separation from Service.

2.07.    Other Benefits. Except as specifically provided in this Section 2, the Executive’s right to receive benefits under other plans, programs and arrangements maintained by the Company or an Affiliate shall be governed by the terms of such other plans, programs and arrangements that are applicable to terminated participants.

2.08.    Release. Notwithstanding any other provision of this Section 2, no payment will be made to, or on behalf of the Executive under Section 2.02, 2.03, 2.04, 2.05 or 2.06 unless and until the Executive has signed a release and waiver of claims acceptable to the Company in substantially the same form as set forth in Exhibit I and such release and waiver of claims has become binding and irrevocable.

2.09.    Forfeiture of Severance Benefits. The Executive shall forfeit the right to receive the Severance Benefits (other than the benefits described in Section 2.07) if the Executive materially breaches any of the covenants set forth in Section 3. If the Executive materially breaches any of the covenants set forth in Section 3 he shall be liable to the Company for the repayment of any Severance Benefits (other than the benefits described in Section 2.07) previously paid to him.

3.         Executive’s Covenants. In consideration of the Company’s agreement to pay the benefits in accordance with Section 2, the Executive agrees to the covenants set forth in this Section 3.

3.01.    Non-Competition Covenant. During the Executive’s employment with the Company or an Affiliate and for a period of two (2) years following the date of the Executive’s Separation from Service (the “Restriction Period”), the Executive will not, either as a principal, agent, employee, employer, consultant, co-partner or otherwise, or in any other individual or representative capacity, directly or indirectly, render any services for a Competitor that are substantially similar to or the same as those the Executive provided to the Company; provided, however, that the Company will, at the Executive’s request, waive the non-competition obligation as to any Company product or business in the event that the Company, in its sole discretion, determines that the Executive was not assigned to work with such product or business and was not exposed to Confidential Information or Trade Secrets regarding such product or business during the term of his employment. Notwithstanding the preceding sentence, this Section 3.01 shall not apply after the Executive’s Separation from Service if the Executive satisfies the requirements for receiving the Severance Benefits set forth in Section 2.01 and Section 2.08.

3.02.    Non-Solicitation of Customers. During the Restriction Period, the Executive will not, either as a principal, agent, employee, employer, consultant, co-partner or otherwise, or in any other individual or representative capacity, directly or indirectly, divert, in whole or in part, any Customer with whom the Executive had Material Contact, or do business with any Customer with whom the Executive had Material Contact, for the purpose of providing products that are the same or substantially the same as, and in competition with, the Company or any Affiliate.

3.03.    Non-Recruitment Covenant. During the Restriction Period, the Executive will not, either as a principal, agent, employee, employer, consultant, co-partner or otherwise, or in any other individual or representative capacity, directly or indirectly solicit, or cause to be solicited or recruited, any employee of the Company or any Affiliate for the purpose of having such employee terminate their employment with the Company or any Affiliate.

3.04.    Executive’s Acknowledgements. The Company conducts and intends to continue to conduct its business and the business of its Affiliates in worldwide markets, including but not limited to: the United States, Canada, Mexico, Europe, China, and other foreign countries, regions, and territories. The Executive acknowledges that such global markets are highly competitive and that there are limited numbers of customers for the products of the company and its Affiliates with whom developing relationships is difficult. The Executive agrees that the employment restrictions set forth herein are fair and reasonable in time, function, customer base and geography and are no greater than necessary to protect the legitimate business interests of the Company and its Affiliates.

3.05.    Noncompetitive Employment. Nothing in this Agreement is intended to prevent the Executive from accepting employment in the United States or elsewhere with a Competitor, provided that the Executive is assigned to a business of such Competitor that does not compete with the Company or an Affiliate, or the Executive is assigned duties and responsibilities that are neither the same as, nor substantially similar to, those the Executive provided to the Company or an Affiliate during the two year period immediately preceding the date of the Executive’s Separation from Service.

3.06.    Secrecy Agreement. On October 19, 1992, the Executive entered into the Employee Secrecy Agreement Relating to Inventions, Know How, Patents and Trade Secrets Information with the Company’s predecessor (the “Secrecy Agreement”). The Executive reaffirms his obligations under the Secrecy Agreement and agrees to comply with the Secrecy Agreement (and any successor written agreement relating to such matters that the Executive may execute in the future).

3.07.    Reporting Obligation. The Executive agrees that during the Restriction Period the Executive will disclose to the Company any employment obtained by the Executive. Such disclosure shall be made within two weeks of the Executive obtaining such employment. The Executive expressly consents to and authorizes the Company to disclose to any of the Executive’s subsequent employers both the existence and terms of this Agreement, and to take any steps the Company deems necessary to enforce this Agreement.

3.08.    Company Remedies. In the event that the Executive fails to abide by the employment and other restrictions herein, the Company shall have the right to:

a)         forego payment to the Executive of any unpaid and unearned discretionary compensation and revoke any form of compensation that has not been definitively granted or earned;

b)        seek legal remedies including, but not limited to, recovery from the Executive of damages, lost profits, amounts previously paid under Section 2 and reasonable attorneys’ fees incurred in the enforcement of the Executive’s promises herein; and/or

c)         obtain a temporary restraining order without further notice to the Executive and/or a preliminary injunction or other equitable relief to prevent such breach or threatened breach.

3.09.    No Waiver, etc. The Company’s remedies for breach of this Agreement shall be cumulative, and the pursuit of one remedy shall not be deemed to exclude other remedies. No delay or omission by the Company or the Executive in exercising any right, remedy or power hereunder existing in law or equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by either of the parties from time to time and as often as may be deemed expedient or necessary by each party in his or its sole discretion. The Executive further agrees that no breach of this Agreement or any other agreement by the Company, shall constitute a defense to the Company’s enforcement of Sections 3.01, 3.02 and 3.03 of this Agreement in accordance with the terms set forth therein.

3.10.    Interpretation of Covenants. It is the desire  and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent legally permissible. Accordingly, if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, the court may modify or sever such provision and such modification or deletion shall apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. In addition, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be constructed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear. The remaining provisions of this Agreement shall remain in full force and effect.

4.         Definitions. As used in this Agreement, certain terms have the definitions set forth below.

4.01.    Affiliate. “Affiliate” means any trade or business, whether or not incorporated, which together with the Company is a member of a controlled group of corporations under Code section 414(b) or is deemed to be under common control under Code section 414(c).

4.02.	Board. “Board” means the Board of Directors of the Company.

4.03.    Cause. “Cause” means (i) the Executive’s willful conduct that is demonstrably and materially injurious to the Company or an Affiliate, monetarily or otherwise; (ii) the Executive’s material breach of a covenant set forth in Section 3; (iii) the Executive’s breach of the Executive’s fiduciary duties to the Company or an Affiliate; (iv) the Executive’s conviction of any crime (or entering a plea of guilty or nolo contendre to any crime) constituting a felony; or (v) the Executive’s conviction of any crime (or entering a plea of guilty or nolo contendre to any crime) or entering into an agreement or consent decree or being the subject of any regulatory order that in any of such cases prohibits the Executive from serving as an officer or director of a company that has publicly traded securities. A termination of the Executive shall not be for “Cause” unless the decision to terminate the Executive is set forth in a resolution to that effect and specifying the particulars thereof and that is approved by a majority of the members of the Board (exclusive of the Executive if the Executive is a member of the Board) adopted at a meeting called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board) prior to such termination. No act or failure to act by the Executive will be deemed “willful” if it was done or omitted to be done by the Executive in good faith or with a reasonable belief on the part of the Executive that the action or omission was in the best interest of the Company or an Affiliate. Any act or failure to act by the Executive based upon authority given pursuant to a resolution duly adopted by the Board or based on the advice of counsel to the Company shall be conclusively presumed to be done or omitted to be done by the Executive in good faith and in the best interest of the Company and its Affiliates.

4.04.    Code. “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a particular section of the Code includes any successor provision to that particular Code section.

4.05.    Competitor. “Competitor” means any person, firm, business or other organization or entity that designs, develops, produces, offers for sale or sells products that are the same as or substantially similar to, and in competition with, the Company or an Affiliate.

4.06.    Confidential Information. “Confidential Information” means any information about the Company or an Affiliate, its employees or Customers which is not generally known outside the Company and its Affiliates which the Executive learned in connection with the Executive’s employment with the Company or an Affiliate and which would be useful to Competitors. “Confidential Information” shall not include any data or information that (i) has been voluntarily disclosed to the public by the Company or an Affiliate, (ii) has been independently developed and disclosed to the public by others or (iii) otherwise enters the public domain through lawful means.

4.07.    Customer. “Customer” means any person or entity to whom or which the Company or an Affiliate provided services or sold products within the two year period preceding the date of reference.

4.08.    Good Reason. “Good Reason” means, without the express written consent of the Executive (i) a change in the Executive’s position with the Company or an Affiliate which in the Executive’s reasonable judgment does not represent a promotion or the assignment to the

Executive of any duties or responsibilities or diminution of duties or responsibilities which in the reasonable judgment of the Executive are inconsistent with the Executive’s position immediately preceding such assignment; provided, however, that any of the foregoing actions taken in connection with a change in the Executive’s position to be the principal executive of a business unit of the Company shall not constitute Good Reason; (ii) a reduction by the Company or an Affiliate in the annual rate of the Executive’s base salary; (iii) a change in the location of the Executive’s principal office to a different place that is more than thirty-five miles from the Executive’s principal office immediately prior to such change or (iv) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement. Notwithstanding the preceding sentence, a change in the Executive’s duties or responsibilities or a reduction in the annual rate of the Executive’s base salary in connection with the Executive’s termination of employment (for Cause, disability or retirement), shall not constitute Good Reason and the Executive shall not have Good Reason to resign solely because Tredegar does not have common stock or other securities that are publicly traded.

4.09.    Material Contact. “Material Contact” means any personal or direct contact the Executive had with any Customer or the Executive’s supervision of others who had direct or personal contact with any Customer, for the purpose of selling or offering for sale any product or service.

4.10.    Net After Tax Receipt. “Net After Tax Receipt” means the Present Value of the total Parachute Payments or the Reduced Amount, as applicable, net of all taxes imposed on the Executive with respect thereto under Code sections 1 and 4999, determined by applying the highest marginal rate under Code section 1 which applied to the Executive’s taxable income for the immediately preceding taxable year.

4.11.    Parachute Payment. “Parachute Payment” means a payment (under this Agreement or any other plan, agreement or arrangement) that is described in Code section 280G(b)(2), determined in accordance with Code section 280G and the regulations thereunder.

4.12.    Present Value. “Present Value” means the value determined in accordance with Code section 280G(d)(4) and the regulations thereunder.

4.13.    Reduced Amount. “Reduced Amount” means the largest amount of Parachute Payments that is less than the total Parachute Payments and that may be paid to the Executive without subjecting the Executive to tax under Code section 4999.

4.14.    Separation from Service. “Separation from Service” means the termination of the Executive’s employment with the Company and its Affiliates, determined in a manner consistent with the requirements of Treasury Regulation Section 1.409A-1(b). In accordance with, and subject to, the requirements of Treasury Regulation Section 1.409A-1(b), the Executive will experience a Separation from Service when the facts and circumstances indicate that the Executive and the Company reasonably anticipate that either (i) no further services will be performed by the Executive for the Company or an Affiliate after such date (whether as an employee or independent contractor) or (ii) the bona fide services to be performed by the Executive (whether as an employee or independent contractor) after such date would permanently decrease to no more than twenty percent of the average level of such services provided by the Executive over the thirty-six month period immediately preceding such date. If the Executive provides services to the Company or an Affiliate both as an employee and a member of the Board or a member of the board of directors of an Affiliate, the services that the Executive provides as a director shall not be taken into account in determining whether the Executive has experienced a Separation from Service to the extent provided in Treasury Regulation Section 1.409A-1(h).

4.15.    Specified Employee. “Specified Employee” means a “specified employee” as defined in Treasury Regulation Section 1.409A-1(i). Whether the Executive is a Specified Employee shall be determined using December 31 as the “specified employee identification date” under Treasury Regulation Section 1.409A-1(i) and a “specified employee effective date” of the April 1 following the applicable “specified employee identification date.”

4.16.    Trade Secrets. “Trade Secrets” means any information of the Company or an Affiliate relating to an existing or documented future invention, service, technology, concept, design, pattern, process, compound, formula, program, device, tool, compilation or information, method or technique, including information relating to any research, development, manufacture, purchasing, engineering, know-how, business plan, sales or market method, method of doing business, customers, raw materials, customer usages or requirements, or supplier information, which is owned or licensed by the Company or an Affiliate or held in confidence by the Company or an Affiliate and that is not generally known to the public or to Competitors.

5.         Code Section 280G. Notwithstanding any other provision of this Agreement, if it is determined that benefits or payments payable under this Agreement, taking into account other benefits or payments provided under other plans, agreements or arrangements, constitute Parachute Payments that would subject the Executive to tax under Code section 4999, it must be determined whether the Executive will receive the total Parachute Payments or the Reduced Amount. The Executive will receive the Reduced Amount if the Reduced Amount results in equal or greater Net After Tax Receipts than the Net After Tax Receipts that would result from the Executive receiving the total Parachute Payments.

If it is determined that the total Parachute Payments should be reduced to the Reduced Amount, the Company must promptly notify the Executive of that determination, including a copy of the detailed calculations by the independent accounting firm engaged to audit the Company’s financial statements (the “Accounting Firm”). All determinations made by the Accounting Firm under this Section 5 are binding upon the Company and the Executive.

It is the intention of the Company and the Executive to reduce the Parachute Payments under this Agreement and any other plan, agreement or arrangement only if the aggregate Net After Tax Receipts to the Executive would thereby be increased. As a result of the uncertainty in the application of Code section 4999 at the time of the initial determination by the Accounting Firm, however, it is possible that amounts will have been paid or distributed to or for the benefit of the Executive which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will not have been paid or distributed to or for the benefit of the Executive should have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount. If the Accounting Firm, based either upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Executive which the Accounting Firm believes has a high probability of success or controlling precedent or other substantial authority, determines that an Overpayment has been made, any such Overpayment must be treated (if permitted by applicable law) for all purposes as a loan ab initio for which the Executive must repay the Company together with interest at the applicable federal rate under Code section 7872(f)(2); provided, however, that no such loan may be deemed to have been made and no amount shall be payable by the Executive to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which the Executive is subject to tax under Code section 4999 or generate a refund of such taxes. If the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, the Accounting Firm must promptly notify the Company of the amount of the Underpayment and such amount, together with interest at the applicable federal rate under Code section 7872(f)(2) must be paid to the Executive.

If it is determined that the total Parachute Payments should be reduced to the Reduced Amount, then the reduction shall first apply to Parachute Payments that are not subject to Code section 409A (and by first reducing such payments that are not payable in cash and then by reducing cash payments) and thereafter, if necessary, by reducing Parachute Payments that are subject to Code section 409A (and by first reducing such payments that are not payable in cash and then by reducing cash payments).

6.         No Employment Rights. Nothing in this Agreement confers on the Executive any right to continuance of employment or service by the Company or an Affiliate. Nothing in this Agreement interferes with the right of the Company or an Affiliate to terminate the Executive’s employment or service at any time for any reason, with or without Cause, subject to the requirements of this Agreement. Nothing in this Agreement restricts the right of the Executive to terminate his employment with the Company and its Affiliates at any time, for any reason, with or without Good Reason.

7.         Governing Law; Venue. The laws of the Commonwealth of Virginia shall govern all matters arising out of or relating to this Agreement including, without limitation, its validity, interpretation, construction and performance but without giving effect to the conflict of laws principles that may require the application of the laws of another jurisdiction. Any party bringing a legal action or proceeding against any other party arising out of or relating to this Agreement may bring the legal action or proceeding in the United States District Court for the Eastern District of Virginia or in any court of the Commonwealth of Virginia sitting in the City of Richmond, Virginia. Each party waives, to the fullest extent permitted by law (i) any objection it may now or later have to the laying of venue of any legal action or proceeding arising out of or relating to this Agreement brought in a court described in the preceding sentence and (ii) any claim that any legal action or proceeding brought in any such court has been brought in an inconvenient forum.

8.         Binding Agreement. This Agreement shall be binding on and inure to the benefit of, and be enforceable by or against the Company and its successors and the Executive (and the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees). If the Executive dies while any amount remains payable to him under this Agreement, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive’s devises, legatee or other designee, of if there is none, to the Executive’s estate.

9.         No Assignment. Except as required by applicable law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law and any attempt to effect any such action shall be null, void and have no effect.

10.       Entire Agreement. This Agreement expresses the whole and entire agreement between the parties with reference to the payment of the Severance Benefits and, except for the Secrecy Agreement, the Executive’s covenants as set forth in Section 3 and supersedes and replaces any prior agreement, understanding or arrangement (whether oral or written) by or between the Company or an Affiliate and the Executive with respect to the Severance Benefits and the Executive’s covenants (other than the Secrecy Agreement).

11.       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together constitute one and the same instrument.

12.       Modification of Agreement. No waiver or modification of this Agreement shall be valid unless in writing and duly executed by the party to be charged therewith. No evidence of any waiver or modification shall be offered or received in evidence at any proceeding, arbitration or litigation between the parties unless such waiver or modification is in writing, duly authorized and executed.

13.       No Attorneys’ Fees. Except as provided in Section 3.08(b), the Company and the Executive each shall bear their costs for any attorneys’ fees and any other reasonable expenses incurred in enforcing or protecting the rights of the Company or the Executive under this Agreement.

14.       Notices. All notices, requests and other communications to any party under this Agreement shall be in writing and shall be given to such party at its address set forth below or such other address as such party may hereafter specify for the purpose of notice to the other party:

If to the Company:

Tredegar Corporation
1100 Boulders Parkway
Richmond, Virginia 23225
Attention:	General Counsel
Fax:	804-330-1010

If to the Executive:

D. Andrew Edwards
12113 Country Hills Court
Glen Allen, Virginia 23059

Each notice, request or other communication shall be effective if (i) given by mail, seventy-two hours after such communication is deposited in the mails with first class postage prepaid and addressed as set forth above or (ii) if given by other means, when delivered at the address prescribed by this Section 14.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

/s/ D. Andrew Edwards ——————————————
D. Andrew Edwards

TREDEGAR CORPORATION

By:	/s/ John D. Gottwald ——————————————————
John D. Gottwald
President and Chief Executive Officer